EXHIBIT 23.2
CONSENT OF INDEPENDENT AUDITORS

The Members
ADA-ES, Inc.
NexGen Refined Coal, LLC
GSFS Investments I Corp; and

The Board of Managers
Tinuum Group, LLC

We consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-143004, No. 333-144820, No. 333-219054, No. 333-121234, No. 333-110479, No. 333-159715, No. 333-164792, No. 333-184772, and No. 333-189351) of our report dated March 4, 2022, relating to the consolidated financial statements of Tinuum Group, LLC (which report expresses an unqualified opinion and includes an emphasis of matter paragraph regarding going concern) attached to this Annual Report on Form 10-K of Advanced Emissions Solutions, Inc. for the year ended December 31, 2021.

/s/ Moss Adams LLP

Denver, Colorado
March 4, 2022